Exhibit 10.26

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2017, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Chairman, Chief Executive Officer and President	$1,125,000
Kevin S. Blair	Executive Vice President and Chief Financial Officer	586,500
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer	463,958
Allan E. Kamensky	Executive Vice President, General Counsel and Secretary	445,833
J. Bart Singleton	Executive Vice President and President, Financial Management Services	430,221